EXHIBIT 99.8

FORM OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANGIE’S LIST, INC.

Angie’s List, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The present name of the corporation is Angie’s List, Inc.  The Corporation was incorporated on April 23, 2010 under the name AL 1 Investment Corp., pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND:  On April 30, 2010, the Corporation amended and restated its Certificate of Incorporation, pursuant to the DGCL (the “Amended and Restated Certificate of Incorporation”).

THIRD:  On September 2, 2010, the Corporation amended the Amended and Restated Certificate of Incorporation by the Certificate of Amendment of the Amended and Restated Certificate of Incorporation to, among other things, change its name from AL 1 Investment Corp. to Angie’s List, Inc., pursuant to the DGCL (together with the Amended and Restated Certificate of Incorporation, the “As Amended Certificate of Incorporation”).

FOURTH:  On March 15, 2011, the Corporation amended and restated its As Amended Certificate of Incorporation, pursuant to the DGCL (the “Second Amended and Restated Certificate of Incorporation”).

FIFTH:  On May 2, 2011, the Corporation further amended the Second Amended and Restated Certificate of Incorporation by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, pursuant to the DGCL (together with the Second Amended and Restated Certificate of Incorporation, the “As Amended Second Amended and Restated Certificate of Incorporation”).

SIXTH:  On October 31, 2011, the Corporation amended and restated its As Amended Second Amended and Restated Certificate of Incorporation, pursuant to the DGCL (the “Third Amended and Restated Certificate of Incorporation”).

SEVENTH:  In accordance with the provisions of § 251(b)(3) of the DGCL, the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as hereinafter provided for (the “Fourth Amended and Restated Certificate of Incorporation”).

EIGTH: The Fourth Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

NINTH: The Fourth Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE I

The name of the corporation is Angie’s List, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 North Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock.

A.                                              Authorized Capital Stock.  The Corporation shall be authorized to issue one thousand (1,000) shares of capital stock, of which one thousand (1,000) shares shall be shares of Common Stock, $0.001 par value (the “Common Stock”).

B.                                              Common Stock.  Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent.

ARTICLE VIII

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.  The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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